UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 15, 2015

GOODMAN NETWORKS INCORPORATED

(Exact name of registrant as specified in its charter)

Texas	333-186684	74-2949460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6400 International Parkway, Suite 1000 Plano, Texas	75093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 406-9692

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On January 15, 2015, Goodman Networks Incorporated (the “Company”) entered into a Separation Agreement and General Release (the “Separation Agreement”) with Joseph M. Goodman (the “Executive”), effective as of January 23, 2015 (the “Effective Date”), under which the Company resolved all matters related to the Executive’s separation from employment with the Company without cause, effective as of December 31, 2014 (the “Separation Date”), including all matters arising under the Amended and Restated Employment Agreement, by and between the Company and the Executive, effective as of February 1, 2013, as amended (the “Employment Agreement”). The Executive, who is the brother of John A. Goodman, the Company’s Executive Chairman, and the beneficial owner of approximately 10.7% of the Company’s common stock as of January 15, 2015, had been employed by the Company since 2000 and most recently served as the Company’s Vice President of Staffing, Real Estate and Travel.

Pursuant to the Separation Agreement, the Executive is entitled to the following compensation and benefits, among other things:

•	On the Effective Date, the Company will pay the Executive his earned but unpaid base salary through the Separation Date including accrued vacation, and subject to certain limitations, the Company will pay the Executive any unreimbursed business expenses through the Separation Date.

•	Subject to approval by the Company’s board of directors, the Company will pay the Executive the full amount of his Management Bonus (as defined in the Employment Agreement) for calendar year 2014 on the Company’s regularly scheduled payout date for such bonus.

•	The Company will pay the Executive the full amount of his Retention Bonus (as defined in the Employment Agreement) for calendar year 2014.

•	Subject to compliance with certain restrictive covenants, the Company will pay the Executive cash severance benefits totaling thirty-six (36) months of the Executive’s base salary, payable bi-weekly pursuant to the Company’s standard payroll practices.

•	On the Effective Date, any outstanding stock options related to the Company’s common stock, par value $0.01 per share, held by the Executive on the Separation Date (i) shall be fully vested and exercisable to the extent not previously vested and exercisable and (ii) may be exercised until the earlier of (a) the date the option period terminates or (b) the tenth (10th) anniversary of the date of grant.

In addition to the above, the Company also agreed, among other things, to (i) transfer titles to certain automobiles to the Executive and pay all fees and taxes related to the transfer of such titles, (ii) pay a Real Estate Keep Whole Amount (as defined in the Employment Agreement) related to the Executive’s primary residence, provided that, among other things, the Executive requests that the Company make such payment within thirty days of the Separation Date and (iii) pay up to one hundred percent (100%) of the monthly premium on certain life and health insurance policies related to the Executive for a period of up to thirty-six (36) months.

In exchange for the above consideration, the Executive acknowledged and agreed that, among other things, he had been paid all remuneration owed to him by the Company. The Executive also granted a general release in favor of the Company. Additionally, the Executive agreed to amend Section 7.4 of the Employment Agreement to, among other things, extend the duration of the Employment Agreement’s non-compete provisions from eighteen (18) months to the thirty-six (36) month period in which the Executive receives severance following his separation of employment with the Company.

The Separation Agreement also includes, among other things, customary non-disparagement and confidentiality provisions.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 1.02 Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 is hereby incorporated by reference into this Item 1.02.

Section 9 — Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated January 15, 2015, by and between Joseph M. Goodman and Goodman Networks Incorporated.

SIGNATURES

The Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOODMAN NETWORKS INCORPORATED

Date: January 22, 2015	By:	/s/ Ron B. Hill
	Name:	Ron B. Hill
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement and General Release, dated January 15, 2015, by and between Joseph M. Goodman and Goodman Networks Incorporated.